UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2016

THE WENDY’S COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 764-3100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2016, The Wendy’s Company (the “Company”) announced that Gunther Plosch will join the Company on May 2, 2016 and will serve as the Company’s Chief Financial Officer following a transition period during the month of May.

The appointment of Mr. Plosch continues the Company’s previously announced succession plan for Chief Executive Officer Emil Brolick, who intends to retire from the Company at the time of the Company’s Annual Meeting of Stockholders on May 26, 2016. Mr. Brolick is expected to be succeeded as Chief Executive Officer by current President and Chief Financial Officer Todd Penegor. Mr. Penegor will transition his duties as Chief Financial Officer to Mr. Plosch during the month of May, and Mr. Penegor will retain his position as President of the Company upon his appointment as Chief Executive Officer. Mr. Brolick is expected to continue to serve on the Company’s Board of Directors following his retirement to ensure continuity of leadership and strategic focus for the Company.

Background and Experience of Mr. Plosch

Mr. Plosch, age 48, joins the Company from the Kellogg Company, where he has spent the last 16 years in finance roles of increasing responsibility, including his most recent assignment as Vice President of Global Business Services and, previously, Vice President and Chief Financial Officer for the $9.5 billion Kellogg North America business.

Mr. Plosch began his career with The Procter & Gamble Company in Austria, where he spent nine years in various divisions, ultimately serving as Associate Director of Finance for the Central and European division. He joined Kellogg in 2000 as the Finance Director in the United Kingdom division, and was subsequently promoted to the U.S. business in 2005, where he led finance teams in Corporate Planning and Morning Foods. In 2010 he became Chief Financial Officer of Kellogg North America, and in 2014 was elevated to Vice President of Global Business Services.

Compensation for Mr. Plosch

Upon commencement of employment, Mr. Plosch will receive an annual base salary of $475,000, payable in accordance with the Company’s normal payroll practices. Mr. Plosch’s base salary will be subject to annual review by the Compensation Committee (the “Committee”) of the Company’s Board of Directors.

The Company will pay Mr. Plosch a cash sign-on bonus of $150,000 after completion of 30 days of continued, active employment.

Mr. Plosch will participate in the Company’s annual cash incentive compensation plan in effect for senior executive officers of the Company. Under such plan, Mr. Plosch will be eligible to receive a specified percentage of his base salary if targets and performance measures set by the Committee are achieved. Mr. Plosch’s annual target cash incentive opportunity will be 75% of his annual base salary.

Upon commencement of employment, Mr. Plosch will be entitled to receive an award of restricted stock units with an award value equal to $975,000. The number of restricted stock units awarded will be based on award values on the date of grant determined in accordance with FASB ASC Topic 718.

Mr. Plosch will also be eligible to receive a stock option award later in 2016 with an award value equal to $375,000 on the date on which the Performance Compensation Subcommittee of the Committee grants awards to other senior executives of the Company.

Commencing in 2017, Mr. Plosch will be eligible for awards under the Company’s annual long-term incentive award program in effect for other senior executives of the Company.

Mr. Plosch will also be entitled to benefits as are generally made available to other senior executives of the Company, including participation in health/medical and insurance programs and a car allowance. He will also be entitled to relocation assistance.

In the event that Mr. Plosch’s employment is terminated by the Company without cause, he would be entitled to compensation and benefits in accordance with the Company’s Executive Severance Policy. He will also be subject to customary confidentiality and non-compete provisions.

A copy of the press release announcing the events described in this Item 5.02 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on April 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: April 19, 2016	By:	/s/ Dana Klein
Dana Klein
Senior Vice President – Corporate and Securities Counsel, and Assistant Secretary interim General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on April 19, 2016.